Exhibit 4.1

RICHARDSON ELECTRONICS, LTD.

2006 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

Article I

Purpose

The purpose of the 2006 Stock Option Plan for Non-Employee Directors (the “Plan”) of Richardson Electronics, Ltd. (the “Company”) is to promote the long-term interests of the Company by attracting and retaining qualified and experienced persons for service as non-employee directors of the Company and by providing additional incentive for such directors to work for the success and growth of the Company.

Article II

Definitions

When used herein, the following terms shall have the meaning set forth below:

2.1 “Board” means the Board of Directors of the Company.

2.2 “Change in Control” means the earliest of:

(a) The acquisition after August 1, 1989 of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, by any entity, person, or group, of shares of the outstanding capital stock of the Company entitled to vote for the election of directors (“voting stock”) representing more than 50% of the aggregate votes entitled to be cast in the election of directors;

(b) The commencement by any entity, person, or group (other than the Company or a Subsidiary or Edward J. Richardson) of a tender offer or an exchange offer for shares of the outstanding voting stock of the Company representing more than 50% of the aggregate votes entitled to be cast in the election of directors.

(c) The effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such merger or consolidation (other than those who are affiliates of any such other corporation) hold less than 50% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the property of the Company other than to an entity of which the Company owns at least 50% of the voting stock; or

(d) The election to the Board, without the recommendation or approval of the incumbent Board, of the lesser of (i) three directors or (ii) directors constituting a majority of the number of directors of the Company then in office.

2.3 “Code” means the Internal Revenue Code of 1986, as amended, in effect at the time of reference, or any successor revenue code which may hereafter be adopted in lieu thereof, and references to the specific provisions of the Code shall refer to the corresponding provisions of the Code as it may hereafter be amended or replaced.

2.4 “Company” means Richardson Electronics, Ltd., a Delaware corporation, or its successor.

2.5 “Disability” means the disability of an individual within the meaning of Section 105(d)(4) of the Code.

2.6 “Fair Market Value” means, with respect to the Company’s Shares, the last sale price of the Shares on the date on which the value is to be determined, as reported by NASDAQ National Market System or such other source of quotations for or reports of trading activity in Shares as the Board may from time to time select. If no trades in Shares occurred on the relevant date, the mean between the closing bid and asked quotations for Shares as reflected by NASDAQ National Market System or such other source of quotations at the close of the market on such date shall be deemed to be the fair market value; provided, however, that if no sales or quotations are reported on the relevant date, then Fair Market Value determined as provided above on the next succeeding day or which a sale or quotation is reported shall be deemed to be the fair market value on the relevant date.

2.7 “Non-Employee Director” means a director of the Company who is not an officer or employee of the Company or any of its Subsidiaries. A “Non-Employee Director” may include any director of the Company who also serves as a consultant to the Company or any of its Subsidiaries.

2.8 “Non-Qualified Stock Option” means an option not entitled to special tax treatment under Section 422 of the Code.

2.9 “Option” means an option to purchase Shares granted under this Plan whether under 6.2 or 6.3. “First Option” means an Option granted under 6.2 and “Additional Option” means an Option granted under 6.3.

2.10 “Optionee” means a person to whom an Option is granted.

2.11 “Plan” means the Company’s 2006 Stock Option Plan for Non-Employee Directors contained herein, and as it may be amended from time to time.

2.12 “Retirement” means the voluntary retirement of a Non-Employee Director of the Company at or after age 70 with not less than ten (10) consecutive years of service as a director of the Company or with approval of the Board.

2.13 “Shares” means the shares of the Company’s Common Stock $.05 par value.

2.14 “Subsidiary” means any corporation that at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” contained in Section 424(f) of the Code.

Article III

Administration of the Plan

The Plan shall be administered by the Board. The Board shall have the sole responsibility for construing and interpreting the Plan, for establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the Plan, and for resolving all questions arising under the Plan.

Any decision or action taken by the Board arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations shall, to the extent permitted by law, be within its absolute discretion, except as otherwise specifically provided herein, and shall be conclusive and binding upon all Optionees and any other person, whether that person is claiming under or through any Optionee or otherwise. No member of the Board shall be liable for any action taken or determination made in good faith with respect to the Plan.

Article IV

Eligibility

All Non-Employee Directors of the Company shall be eligible to participate in the Plan.

Article V

Shares Subject to the Plan

The total number of Shares which are available for granting options under the Plan shall be 400,000 (subject to adjustment as provided in this Section 5 and in Section 12) and such number of Shares are reserved for issuance upon the exercise of Options. The Shares issued upon exercise of an Option shall be made available, in the discretion of the Board, either from authorized but unissued Shares or from any outstanding Shares which have been reacquired by the Company. In the event that any Option terminates for any reason, without having been exercised in full, the unpurchased Shares subject to that Option shall once again become available for the granting of Options.

Article VI

Granting of Options

6.1 All grants of Options under the Plan shall be automatic and non-discretionary, and subject to the terms and conditions provided in this Section 6 and elsewhere in the Plan. All Options granted under the Plan shall be Non-Qualified Stock Options.

6.2 Subject to the provisions of the Plan, each Non-Employee Director who is elected or appointed to the Board for the first time after on or after October 18, 2005 shall be granted a First Option to purchase 25,000 Shares (subject to adjustment as provided in Section 12) on the date such director first takes office.

6.3 Subject to the provisions of the Plan, each Non-Employee Director who is in office on each October 30 hereafter which is on or after the fifth anniversary or his or her election as a director of the Company shall, on each such October 30, shall be granted an Additional Option to purchase 5,000 Shares (subject to adjustment as provided in Section 12).

6.4 The purchase price of each Share that may be purchased upon exercise of an Option shall be the Fair Market Value of the Share on the date the Option is granted.

6.5 Each First Option shall vest and be exercisable over a five (5) year period from its respective date of grant. Twenty percent (20%) of the total Shares covered by the First Option shall become exercisable on the first anniversary of the date of grant of the First Option and an additional twenty percent (20%) shall become exercisable on each subsequent anniversary of the date of grant of the First Option.

6.6 Each Additional Option shall be fully vested and exercisable on the later of the date of approval of this Plan by the stockholders of the Company or its grant date.

Article VII

Termination of Directorship

7.1 The Option of any Optionee whose status as a director of the Company shall terminate because of death or Disability may be exercised, to the extent exercisable on the date of death or Disability, at any time within one year after the date of such termination or prior to the date on which the Option expires by its terms, whichever is earlier. Any such exercise shall be made (i) in the case of the death of the Optionee, by the executor or administrator of the estate of the deceased Optionee or person or persons to whom the deceased Optionee’s rights under the option shall pass by will or by the laws of descent and distribution, and (ii) in the case of the Disability of the Optionee, by the Optionee or by the Optionee’s guardian or legal representative.

7.2 The Option of any Optionee whose status as a director shall terminate because of Retirement, or removal from the Board within one year after a Change of Control, shall become fully exercisable with respect to all Shares covered thereby and not previously purchased upon exercise of the Option, and shall remain fully exercisable until the Option expires by its terms.

7.3 The Option of any Optionee whose status as a director shall terminate for any reason other than as specified in Sections 7.1 and 7.2 herein may be exercised, to the extent exercisable on the date of such termination, within three months after the date of such termination or prior to the date on which the Option expires by its terms, whichever is earlier.

7.4 In the event of the death or Disability of an Optionee during the period after a termination of his directorship but prior to the expiration of the right to exercise the Option in a situation governed by Section 7.2 or 7.3, or in the event of an Optionee’s death after becoming Disabled but prior to the expiration of the right to exercise the Option in a situation governed by Section 7.1, then in such event, (i) in the case of death of the Optionee the executor or administrator of the estate of the deceased Optionee, or person or persons to whom the Optionee’s rights under the Option shall pass by will or the laws of descent and distribution, and (ii) in the case of Disability of the Optionee, by Optionee or the Optionee’s legal guardian or legal representative, shall have the right to exercise the Option before the date that the right to exercise the Option would otherwise have expired, but only as to the number of Shares as to which such Option was exercisable on the date of death or Disability.

In any such event, unless so exercised within the period as aforesaid the Option shall terminate at the expiration of the said period.

Article VIII

Non-Transferability of Options

Each Option granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and shall be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.

Article IX

Terms of Options

Options shall expire ten (10) years and one month from the date of the granting thereof, but shall be subject to earlier termination as provided in Section 7. Options shall be evidenced by written agreements containing such terms and conditions, consistent with the provisions of this Plan. Each agreement shall comply with and shall be subject to the terms and conditions of the Plan and shall conclusively evidence, by the Non-Employee Director’s signature thereon, that it is the intent of the Non-Employee Director to continue to serve as a director of the Company for the remainder of his or her term during which the Option was granted.

Article X

Exercise of Options

An Option may be exercised by delivery of a written notice signed by the person (or persons) exercising the Option (and in the event the Option is being exercised by any person other than the Optionee, shall be accompanied by proof, satisfactory to counsel for the Company, of the rights of such person to exercise the Option), specifying the number of Shares with respect to which the Option is being exercised, and shall be accompanied by payment in full of the purchase price of any Shares to be purchased, in the form of either (i) a cashier’s or certified check, (ii) in the discretion of the Board, the tender to the Company of Shares already owned by the Optionee for a period of at least six months as of the date of tender having a Fair Market Value equal to the purchase price, or (iii) in the discretion of the Board, a combination of the forms described in (i) and (ii). No Shares shall be issued upon exercise of an Option until full payment has been made therefor. Shares issued upon exercise of an Option shall be issued only in the name of the Optionee or in the event of his or her death his or her estate or the person or persons to whom the Optionee’s rights pass. The date of exercise of an Option shall be the date the Notice shall have been delivered to the Secretary of the Company together with payment of the exercise price for the Shares being purchased, but the exercise of an Option shall not be effective until the person (or persons) exercising the Option shall have complied with all the provisions of the Option Agreement governing the exercise of the Option and with all applicable securities, tax and other laws. The Company shall deliver certificates for the Shares for which the Option is exercised as soon as practicable after receipt of the Notice and the Payment. An Option may not be exercised for fewer than one hundred (100) Shares at any one time unless the number purchased is the total number of Shares for which the Option may be exercised at that time. The Company may make appropriate arrangements with a broker or other institution to receive sale or loan proceeds in the amount of the exercise price upon delivery of an irrevocable exercise notice and instructions to promptly deliver the sale or loan proceeds in the amount of the exercise price or similar arrangements satisfactory to the Company. The delivery of such notice and instructions or compliance with similar arrangements approved by the Company shall be deemed conditional payment of the purchase price authorizing delivery of the shares by the Company

Article XI

Listing and Registration of Shares; Contracts

The obligation of the Company to sell and deliver the Shares pursuant to the exercise of Options granted under this Plan shall be subject to all applicable laws, regulations, rules and approvals.

Each Option shall be subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issuance or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Notwithstanding the foregoing, the Company shall have no obligation to cause any Shares to be registered or qualified under any federal or state law or listed on any stock exchange or admitted to any national market system or included in any interdealer quotation system. Each Option shall also be subject to the condition that the Company shall not be obligated to issue or transfer its Shares to the Optionee thereof on its exercise, if the Board determines that such issuance or transfer would violate any covenant in any loan agreement or other contract to which the Company is a party.

Article XII

Adjustment for Changes in Capitalization

12.1 If there is any change in the number of Shares through the declaration of stock dividends or through a recapitalization which results in stock splits or reverse stock splits, the Board shall make corresponding adjustments to the number of Shares available for Options, the number of Shares covered by Options to be granted, the number of Shares covered by outstanding Options, and the price per Share of such outstanding Options in order to appropriately reflect any increase or decrease in the number of issued Shares; provided, however, that any fractional Shares resulting from such adjustment shall be eliminated. Any determination made by the Board relating to such adjustments shall be final, binding, and conclusive.

12.2 In the event of a change in the Shares, as constituted as of the date of this Plan, which is limited to a change of all of its authorized Shares with par value into the same number of shares of Common Stock with a different par value or without par value, the shares of Common Stock resulting from any such change shall be deemed to be the Shares within the meaning of the Plan.

12.3 If changes in capitalization other than those considered above shall occur, the Board may make such adjustment in the number of class of shares as to which Options may thereafter be granted, and in the number and class of shares remaining subject to Options then outstanding and the price per Share of such Options as the Board in its discretion may consider appropriate, and all such adjustments, if any, shall be conclusive upon all persons.

12.4 Except as hereinbefore expressly provided in this Section 12, an Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to the number or price of Shares subject to the Option. The grant of an Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell or transfer all or part of its business or assets.

Article XIII

Taxes

The Company shall make such provisions in the written option agreements as it shall deem necessary or desirable to pay or withhold the amount of any tax attributable to any amounts payable under any option.

Article XIV

Limitation of Rights

14.1 Neither the Plan, nor the granting of an Option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

14.2 An Optionee shall have no rights as a stockholder with respect to the Shares covered by options until the date of the issuance of a stock certificate upon exercise thereof, and no provision will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

Article XV

Other Actions

Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant options for proper corporate purposes otherwise than under the Plan to any employee or any other person, firm, corporation, association or other entity, or to grant options to, or assume options of, any person in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of all or any part of the business and assets of any person, firm, corporation, association or other entity.

Article XVI

Effective Date of the Plan

The Plan shall become effective on October 18, 2005, subject to approval by the Company’s stockholders at the 2005 Annual Meeting of Stockholders or any adjournment thereof or at a Special Meeting of Stockholders. Options granted hereunder shall not be exercisable prior to such stockholder approval. Unless earlier terminated by the Board, the Plan shall terminate on October 30, 2015. No Option shall be granted under the Plan after such date. Termination of the Plan, however, shall not affect the rights of Optionees under Options previously granted to them, and all unexpired Options shall continue in force and operation after termination of the Plan until they lapse, expire or terminate as provided herein.

Article XVII

Termination and Amendment of the Plan

The Board may at any time terminate, suspend or amend the Plan, except that the Board shall not, without the approval of the Company’s stockholders, effect any change (other than through adjustment for changes as provided in Section 12 above or except to conform the Plan and the offerings thereunder to changes in the Code or governing law) which:

17.1	increases the aggregate number of Shares for which Options may be granted;

17.2	materially modifies the requirements as to eligibility for participation in the Plan;

17.3	lengthens the maximum period during which an Option may be exercised; or

17.4	extends the period of time during which Options may be granted.

17.5	reduces the purchase price of Shares from that provided in 6.3 above.

No termination or amendment of the Plan shall adversely affect any right acquired by any Optionee under an option granted before the date of such termination or amendment, unless such Optionee shall consent; but it shall be conclusively presumed that any adjustment for changes as provided in Section 12 above does not adversely affect any such right.

Article XVIII

Application of Funds

Any proceeds received by the Company as a result of the exercise of Options granted under the Plan may be used for any valid corporate purpose.